Exhibit 99.3

CONSENT OF RBC DAIN RAUSCHER INC.,

A MEMBER COMPANY OF RBC CAPITAL MARKET

We hereby consent to the inclusion in the registration statement on Form S-4 of Tumbleweed Communications Corp. (“Tumbleweed”) relating to the proposed merger by and among Tumbleweed, Velocity Acquisition Sub, Inc., a wholly owned subsidiary of Tumbleweed, and Valicert, Inc. (the “Registration Statement”), of our opinion letter, dated February 18, 2003, appearing as Annex B to the joint proxy statement/prospectus which is a part of the Registration Statement, and to the references of our firm’s name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

By:	/s/ RBC DAIN RAUSCHER, INC.
RBC Dain Rauscher, Inc.

Menlo Park, CA

May 16, 2003